EXHIBIT 99.1

PROSPECTUS SUPPLEMENT                                REGISTRATION NO.  333-96063
(To Prospectus dated March 12, 2002)








                        1,000,000,000 Depositary Receipts
                         B2B Internet HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the B2B Internet HOLDRS (SM) Trust.

     The share amount specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                Share         Primary
                         Name of Company                         Ticker        Amounts    Trading Market
      Agile Software Corporation                                  AGIL            4       NASDAQ
      Ariba, Inc.                                                 ARBA           14       NASDAQ
      CheckFree Corporation                                       CKFR            4       NASDAQ
      Commerce One, Inc.                                          CMRC           12       NASDAQ
      FreeMarkets, Inc.                                           FMKT            3       NASDAQ
      Image X, Inc.                                               IMGX            1       NASDAQ
      Internet Capital Group, Inc.                                ICGE           15       NASDAQ
      Nexprise, Inc. (1)                                          NXPS          .133      NASDAQ
      Pegasus Solutions, Inc.                                     PEGS            2       NASDAQ
      PurchasePro.com, Inc. (2)                                  PPROD          .800      NASDAQ
      QRS Corporation                                             QRSI            1       NASDAQ
      Retek, Inc.                                                 RETK            3       NASDAQ
      Scient Inc. (3)                                             SCNT          .310      NASDAQ
      SciQuest, Inc.                                              SQST            3       NASDAQ
      VerticalNet, Inc.                                           VERT            6       NASDAQ

    ----------------

         (1) Nexprise Inc. announced a one-for-fifteen reverse stock split on its common stock payable to shareholders of record as of April 22, 2002. Nexprise Inc. began trading on a split-adjusted basis on April 24, 2002. Effective April 25, 2002 the share amount of Nexprise Inc. represented by a round lot of 100 B2B Internet HOLDRS is .133.

         (2) PurchasePro Inc. announced a one-for-five reverse stock split on its common stock payable to shareholders of record as of May 15, 2002. PurchasePro Inc. began trading on a split-adjusted basis on May 17, 2002. Effective May 20, 2002 the share amount of PurchasePro Inc. represented by a round lot of 100 B2B Internet HOLDRS is .800.

         (3) Scient Inc. announced a one-for-twenty reverse stock split on its common stock payable to shareholders of record as of June 14, 2002. Scient Inc. began trading on a split-adjusted basis on June 18, 2002. Effective June 19, 2002 the share amount of Scient Inc. represented by a round lot of 100 B2B Internet HOLDRS is .310.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transaction.

            The date of this prospectus supplement is June 30, 2002.